CFO Commentary on First Quarter Fiscal Year 2018 Results

Q1 FY 2018 Summary

GAAP
($ in millions except earnings per share)	Q1 FY18	Q4 FY17	Q1 FY17	Q/Q	Y/Y
Revenue	$1,937	$2,173	$1,305	down 11%	up 48%
Gross margin	59.4%	60.0%	57.5%	down 60 bps	up 190 bps
Operating expenses	$596	$570	$506	up 5%	up 18%
Operating income	$554	$733	$245	down 24%	up 126%
Net income	$507	$655	$208	down 23%	up 144%
Diluted earnings per share	$0.79	$0.99	$0.35	down 20%	up 126%

Non-GAAP
($ in millions except earnings per share)	Q1 FY18	Q4 FY17	Q1 FY17	Q/Q	Y/Y
Revenue	$1,937	$2,173	$1,305	down 11%	up 48%
Gross margin	59.6%	60.2%	58.6%	down 60 bps	up 100 bps
Operating expenses	$517	$498	$443	up 4%	up 17%
Operating income	$637	$809	$322	down 21%	up 98%
Net income	$533	$704	$263	down 24%	up 103%
Diluted earnings per share	$0.85	$1.13	$0.46	down 25%	up 85%

Revenue by Reportable Segments
($ in millions)	Q1 FY18	Q4 FY17	Q1 FY17	Q/Q	Y/Y
GPU Business	$1,562	$1,850	$1,079	down 16%	up 45%
Tegra Processor Business	332	257	160	up 29%	up 108%
Other	43	66	66	down 35%	down 35%
Total	$1,937	$2,173	$1,305	down 11%	up 48%

Revenue by Market Platform
($ in millions)	Q1 FY18	Q4 FY17	Q1 FY17	Q/Q	Y/Y
Gaming	$1,027	$1,348	$687	down 24%	up 49%
Professional Visualization	205	225	189	down 9%	up 8%
Datacenter	409	296	143	up 38%	up 186%
Automotive	140	128	113	up 9%	up 24%
OEM and IP	156	176	173	down 11%	down 10%
Total	$1,937	$2,173	$1,305	down 11%	up 48%

Revenue

First quarter revenue of $1.94 billion increased 48 percent year over year and decreased 11 percent sequentially. Growth was driven by GPUs for gaming, datacenter, and professional visualization, as well as for Tegra® automotive systems.

GPU business revenue was $1.56 billion, up 45 percent from a year earlier and down 16 percent sequentially, led by strength across all platforms, including exceptional growth from datacenter and gaming platforms. GeForce GPU gaming results were led by continued strong adoption of our latest Pascal™ architecture. Datacenter (including Tesla®, NVIDIA GRID™ and DGX-1™) was a record $409 million, up 186 percent year on year and up 38 percent sequentially. This reflects strong demand for deep learning training from hyperscale customers, cloud instances of GPU computing, GRID and DGX-1 sales.

Tegra processor business revenue, which included gaming development platforms and services, was $332 million, up 108 percent from a year ago and up 29 percent sequentially. Tegra business revenue includes SOC modules for Nintendo Switch. Also included was record automotive revenue of $140 million, primarily from infotainment modules, which was up 24 percent from a year earlier and up 9 percent sequentially.

Revenue from our patent license agreement with Intel was $43 million, reflecting the remaining revenue for this agreement.

Gross Margin

GAAP gross margin for the first quarter was 59.4 percent and non-GAAP gross margin was 59.6 percent. These reflect a sequential decrease associated with lower licensing revenue from Intel.

Expenses

GAAP operating expenses were $596 million, including $79 million in stock-based compensation and other charges. Non-GAAP operating expenses were $517 million, up 17 percent from a year earlier and up 4 percent sequentially. This reflects growth in headcount and related costs for our growth initiatives.

Operating Income

GAAP operating income was $554 million in the first quarter, up 126 percent from a year earlier. Non-GAAP operating income was $637 million, up 98 percent from a year earlier.

Other Income & Expense and Income Tax

GAAP
($ in millions)	Q1 FY18	Q4 FY17	Q1 FY17
Interest income	$16	$17	$12
Interest expense	(16)	(18)	(12)
Other, net	(18)	(6)	(4)
Total	$(18)	$(7)	$(4)

Non-GAAP
($ in millions)	Q1 FY18	Q4 FY17	Q1 FY17
Interest income	$16	$17	$12
Interest expense	(14)	(14)	(5)
Other, net	(4)	(1)	(7)
Total	$(2)	$2	$--

Other income and expense, or OI&E, includes interest earned on our cash and investments, interest expense associated with our convertible notes and corporate debt, and other gains and losses. GAAP OI&E includes interest expense primarily associated with our corporate debt and the remaining convertible debt, interest income from our investment portfolio, and charges from early conversions of convertible notes. Non-GAAP OI&E excludes the charges from early conversions of convertible notes, the portion of interest expense from the amortization of the debt discount and the gains or losses from sales of certain investments.

Our GAAP effective tax rate in the first quarter was 6 percent, reflecting the recognition of excess tax benefits related to stock-based compensation. We expect to generate variability on a quarter-by-quarter basis from excess tax benefits or deficiencies related to stock-based compensation. Our non-GAAP effective tax rate was 16 percent.

Net Income and EPS

GAAP net income was $507 million and earnings per diluted share were $0.79, up 144 percent and 126 percent, respectively, from a year earlier. Non-GAAP net income was $533 million and earnings per diluted share were $0.85, up 103 percent and 85 percent, respectively, from a year earlier, fueled by strong revenue growth and improved gross and operating margins.

Weighted Average Shares

Weighted average shares used in the GAAP and non-GAAP diluted EPS calculations were as follows:

Weighted Average Shares
(in millions)	GAAP	Non-GAAP
Basic shares	592	592
Dilutive impact from:
Equity awards	26	26
Warrants	9	9
Convertible notes	14	--
Diluted shares	641	627

Capital Return

Capital Return
(in millions)	FY13	FY14	FY15	FY16	FY17	Q1FY18
Dividends	$47	$181	$186	$213	$261	$82
Share repurchases:
	$$100	$887	$814	$587	$739	$--
Shares	8	62	44	25	15	--

During the first quarter, we paid $82 million in cash dividends. For fiscal 2018, we intend to return $1.25 billion to shareholders through ongoing quarterly cash dividends and share repurchases.
Since the restart of our capital return program in the fourth quarter of fiscal 2013, we have returned $4.10 billion to shareholders. This return represents 85 percent of our cumulative free cash flow for fiscal 2013 through the first quarter of fiscal 2018.

Balance Sheet and Cash Flow

Cash, cash equivalents and marketable securities at the end of the first quarter were $6.21 billion, compared with $6.80 billion at the end of the prior quarter. The sequential decrease in cash was primarily related to principal payments for early exercises of our convertible notes.

Accounts receivable at the end of the quarter was $976 million compared with $826 million in the prior quarter. DSO at quarter-end was 46 days, up from 35 days in the prior quarter.

Inventory at the end of the quarter was $821 million, up from $794 million in the prior quarter. DSI at quarter-end was 95 days, up from 83 days in the prior quarter.

Cash flow from operating activities was $282 million in the first quarter, down from $721 million in the prior quarter. The sequential decrease was primarily due to a decline in net income and changes in working capital.

Free cash flow was $229 million in the first quarter, compared with $669 million in the previous quarter.

Depreciation and amortization expense amounted to $47 million for the first quarter. Capital expenditures were $53 million for the first quarter.

Second Quarter of Fiscal 2018 Outlook

Our outlook for the second quarter of fiscal 2018 is as follows:

•	Revenue is expected to be $1.95 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be 58.4 percent and 58.6 percent, respectively, plus or minus 50 basis points.

•	GAAP operating expenses are expected to be approximately $605 million. Non-GAAP operating expenses are expected to be approximately $530 million.

•
GAAP other income and expense is expected to be an expense of approximately $8 million, inclusive of additional charges from early conversions of convertible notes. Non-GAAP other income and expense is expected to be an expense of approximately $3 million.

•
GAAP and non-GAAP tax rates for the second quarter of fiscal 2018 are both expected to be 17 percent, plus or minus one percent, excluding any discrete items. GAAP discrete items include excess tax benefits or deficiencies related to stock-based compensation, which we expect to generate variability on a quarter by quarter basis.

•	Weighted average shares used in the GAAP and non-GAAP diluted EPS calculations are dependent on the weighted average stock price during the quarter.

•	Capital expenditures are expected to be approximately $55 million to $65 million.

______________
For further information, contact:

Shawn Simmons	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-5784	(408) 566-5150
ssimmons@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, non-GAAP diluted shares, revenue excluding Intel license, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, legal settlement costs, acquisition-related costs, contributions, restructuring and other charges, gains from non-affiliated investments, interest expense related to amortization of debt discount, loss on early debt conversions, and the associated tax impact of these items, where applicable. Weighted average shares used in the non-GAAP diluted net income per share computation includes the anti-dilution impact of our Note Hedge. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: continued strong adoption of Pascal architecture; strong demand for deep learning training; our expectation to generate variability from excess tax benefits or deficiencies related to stock-based compensation; our intended fiscal 2018 capital return; our financial outlook for the second quarter of fiscal 2018; and our tax rates for the second quarter of fiscal 2018 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-K for the fiscal period ended January 29, 2017. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2017 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Quadro, Tegra, Tesla, NVIDIA DGX-1, NVIDIA GRID, and Pascal are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	April 30,	January 29,	May 1,
	2017	2017	2016

GAAP gross profit	$1,150	$1,303	$751
GAAP gross margin	59.4%	60.0%	57.5%
Stock-based compensation expense (A)	4	4	4
Legal settlement costs	—	—	10
Non-GAAP gross profit	$1,154	$1,307	$765
Non-GAAP gross margin	59.6%	60.2%	58.6%

GAAP operating expenses	$596	$570	$506
Stock-based compensation expense (A)	(73)	(68)	(49)
Legal settlement costs	—	—	(6)
Acquisition-related costs (B)	(4)	(4)	(4)
Contributions	(2)	—	(3)
Restructuring and other charges	—	—	(1)
Non-GAAP operating expenses	$517	$498	$443

GAAP income from operations	$554	$733	$245
Total impact of non-GAAP adjustments to income from operations	83	76	77
Non-GAAP income from operations	$637	$809	$322

GAAP other income (expense)	$(18)	$(7)	$(4)
Gains from non-affiliated investments	—	(1)	(3)
Interest expense related to amortization of debt discount	2	4	7
Loss on early debt conversions	14	6	—
Non-GAAP other income (expense)	$(2)	$2	$—

GAAP net income	$507	$655	$208
Total pre-tax impact of non-GAAP adjustments	99	85	81
Income tax impact of non-GAAP adjustments	(73)	(36)	(26)
Non-GAAP net income	$533	$704	$263

	Three Months Ended
	April 30,	January 29,	May 1,
	2017	2017	2016
Diluted net income per share
GAAP	$0.79	$0.99	$0.35
Non-GAAP	$0.85	$1.13	$0.46

Weighted average shares used in diluted net income per share computation
GAAP	641	660	599
Anti-dilution impact from note hedge (C)	(14)	(36)	(29)
Non-GAAP	627	624	570

GAAP revenue	$1,937	$2,173	$1,305
Revenue from Intel license	(43)	(66)	(66)
Revenue excluding Intel license	$1,894	$2,107	$1,239

GAAP net cash provided by operating activities	$282	$721	$318
Purchase of property and equipment and intangible assets	(53)	(52)	(55)
Free cash flow	$229	$669	$263

(A) Excludes stock-based compensation as follows:
	Three Months Ended
	April 30,	January 29,	May 1,
	2017	2017	2016
Cost of revenue	$4	$4	$4
Research and development	$41	$40	$29
Sales, general and administrative	$31	$27	$20

(B) Consists of amortization of acquisition-related intangible assets and compensation charges.

(C) Represents the number of shares that would be delivered upon conversion of the currently outstanding 1.00% Convertible Senior Notes Due 2018. Under GAAP, shares delivered in hedge transactions are not considered offsetting shares in the fully diluted share calculation until actually delivered.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q2 FY2018 Outlook
GAAP gross margin	58.4%
Impact of stock-based compensation expense	0.2%
Non-GAAP gross margin	58.6%

Q2 FY2018 Outlook
(In millions)
GAAP operating expenses	$605
Stock-based compensation expense, acquisition-related costs, and other costs	(75)
Non-GAAP operating expenses	$530

Q2 FY2018 Outlook
(In millions)
GAAP other income (expense)	$(8)
Loss on early debt conversions and interest expense related to amortization of debt discount	5
Non-GAAP other income (expense)	$(3)